Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CABG Medical, Inc.
(A Development Stage Company)

We consent to the incorporation by reference in the registration statement (No. 333-121621) on Form S-8 of CABG Medical, Inc. (a developmental stage company) of our report dated February 18, 2005, except for note 11 which is as of March 22, 2005, with respect to the balance sheets of CABG Medical, Inc. as of December 31, 2003 and 2004 and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004 and for the period from December 3, 1999 (date of inception) to December 31, 2004, which appears in the December 31, 2004, annual report on Form 10-K of CABG Medical, Inc.

/s/ KPMG LLP

Minneapolis, Minnesota
March 25, 2005